Emergent BioSolutions Receives $75 Million Contract Option from BARDA to Procure Doses of CYFENDUS™ (Anthrax Vaccine Adsorbed, Adjuvanted)
GAITHERSBURG, Md., Nov. 28, 2023 (GLOBE NEWSWIRE) – Emergent BioSolutions Inc. (NYSE: EBS) today announced that the Biomedical Advanced Research and Development Authority (BARDA) within the Administration for Strategic Preparedness and Response at the United States Department of Health and Human Services has awarded a $75 million option to Emergent’s existing contract (HHSO100201600030C) for the acquisition of newly licensed anthrax vaccine CYFENDUS™ (Anthrax Vaccine Adsorbed, Adjuvanted). Deliveries are expected to begin this calendar year and be complete by the end of the first quarter of 2024.
Previously known as AV7909, CYFENDUS™ vaccine was approved by the U.S. Food & Drug Administration (FDA) in July 2023 as a two-dose anthrax vaccine for post-exposure prophylaxis use in individuals 18 years of age and older. Anthrax is considered a high-priority national security threat and has the potential for major public health impact.
“CYFENDUS™ vaccine is a critical component of Emergent’s anthrax medical countermeasures franchise, and supports the U.S. government's anthrax preparedness strategy, said Paul Williams, senior vice president, products head at Emergent. “This procurement helps ensure the nation has sufficient anthrax vaccine and aligns with Emergent’s longstanding commitment to strengthen public health preparedness.”
In 2016, BARDA and Emergent extended their partnership to support clinical development and manufacturing efforts for the AV7909 vaccine, including a Phase 3 trial to demonstrate safety and efficacy, working toward the goal of eventual FDA licensure. A pre-Emergency Use Authorization (EUA) package was submitted in December 2018, and the first pre-EUA doses of AV7909 were delivered to the U.S. government in 2019. In April 2022, Emergent submitted the Biologics License Application to the FDA for review, leading to approval and licensure in July 2023. This latest contract option supplements previous contract procurements and supports the U.S. biodefense preparedness efforts.
This project has been supported in whole or in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority under contract HHSO100201600030C.
About CYFENDUS™ (Anthrax Vaccine Adsorbed, Adjuvanted)
Indication
CYFENDUS™ (Anthrax Vaccine Absorbed, Adjuvanted) is a vaccine indicated for post-exposure prophylaxis of anthrax disease following suspected or confirmed exposure to Bacillus anthracis in persons 18 through 65 years of age when given with recommended antibacterial drugs.
The efficacy of CYFENDUS™ vaccine for post-exposure prophylaxis (PEP) is based solely on studies in animal models of inhalational anthrax.
Important Safety Information
Contraindication: Do not take CYFENDUS™ vaccine if you are allergic to CYFENDUS™ vaccine, BioThrax® (Anthrax Vaccine Adsorbed) or any ingredient of the vaccine.
Allergic reactions: Appropriate medical treatment and supervision must be available after receiving CYFENDUS™ vaccine to manage possible serious allergic reactions. Get medical help right away if you have any symptoms of a serious allergic reaction.

Altered Immunocompetence: Immunocompromised persons, including individuals receiving immunosuppressive therapy, may have a diminished immune response to CYFENDUS™ vaccine.
Pregnancy: CYFENDUS™ vaccine can cause fetal harm when administered to a pregnant individual. Before getting CYFENDUS™ vaccine, tell your healthcare provider if you may be pregnant, plan to get pregnant soon, or are nursing a baby.
Adverse reactions: The most common adverse reactions reported were tenderness, pain, warmth, itching, swelling, redness, bruising, arm motion limitations, muscle aches, tiredness, headache, and fever.
U.S. Prescribing Information
The full Prescribing Information for CYFENDUS™ vaccine can be found here.
About Emergent BioSolutions
At Emergent, our mission is to protect and enhance life. For 25 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, Twitter, and Instagram.
Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the development, availability, and government procurement of CYFENDUS™ vaccine and the continued development of Emergent’s anthrax franchise, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs, and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events, or circumstances. Readers should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.
Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com
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